Exhibit 6.5

I 600 ೦೦ dt1 ೦ 11 ೦ 1 TELANGANA 0 I I 1 - · or Whom Tran Id : 250813151621327201 Date: 13AUG 2025,03:25PM Purchased By: VENKATRATNAM l'OPPOPPU S/o BULL!RAMAlAH POPPOPPU R / o HYDERABAD MIS. MYRXWAUET PRANA PRIVATE UMIT ೦ REEMENT TO LEASE GOPA SREEMANTH LICENSED STAMP VENDOR Lie.No. IS - 10 - 038/2019 Ron.No. 1 5 - 10 - 081/2025 ShopNo: 7, Plot No : 44 , Scr iling ampally , Madhapur , Hyderabad Ph 9703416341 I This Lease Agreement is made at Hyderabad on this 15 th AUGUST 2025 (hereinafter referred I> as " Execution Date") and shall be effective from the Effective Date, by and between: A mt. Arcbitha Raj Kumar lttaboiena (Aadhaar No: 6144 2950 6533, Pan No: ೦ HP07396Q, DIN no.07575022), W/o Raj Kumar Yadav, age 47 years, Resident of: II.No. 168/3rt, Suknal Cottage, Vijayanagar Colony, Meena Gardens, Hyderabad, Telangana - 500057 y.ereinafter referred to as the VENDOR. which expression shall mean and include all their legal heirs, executors, successors, administrators, representatives, assignees of the first part . • AND : Lts MylbWallet Prana Private Limited, Represented by its Directors ; 1 . VENKATA fATNAM POPPOPPU (Aadbaar No : 3179 3673 9502 , PAN No : AILPP 4689 B, DIN : 07812464 ), S/o Bulli Ramaiab Poppoppu, aged 54 years, Resident of HNo 2 - 63 , f lat No 204 , Block - B, Sai Durga Avenue, Nizampet, Hyderabad, Telangana, 500090 . 2 . Suresb S (Aadbaar No : 3869 5022 4901 , PAN No : BKIPS 1400 F, DIN : 06777788 ), S/o Sura : ೦೦ - ೦ Page 10116 ೦ ೦ • \ - 0 ೦೦೦ I I ೦ ... , . ೦ ೦

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Venkatesbwara Rao, aged 47 years, Resident of HNo 3 - 6 - 54 , F l at No 4 D, Anatba Sai Apartment, Vivekana odh a Nagar Colony, Road n o 22 , Kukatpa ll y, Hy d erabad, Tela n gana, 500072 . The Lessee and the Lessor are hereinafter collectively referred to as "Parties" and individually as "Party" . WHEREAS: The Lessor is the legal and absolute owner of Premises (The Lessors is owner of the property bearing SY . NO : 325 , 326 , 327 , 328 & 329 admeasuring 41 acres (out of 59 . 27 acres) as a land parcel situated at Village Kallakal , Manda! Manoharabad, Division Toopran, District Medak, State Telangana . Pin - 502110 . Hereinafter referred to as the "Said Property & quot ; and is competent to deal with the same in any manner whatsoever) . 2 The Lessee is engaged in Data centers / solar power installation unjt and intends to operate . The Lessors desire and have agreed to give on lease the "Said Property" for the business and Data center usage of the Lessee and its group companies . from the Land . 3 Based on various mutual discussions, the Lessor has agreed to lease the Premises to Lessee, on the terms and conditions which have been mutually agreed hereunder between the Parties to this Lease Agreement . Now, The re fore, The Pa r ties He r eby Agree as Fo ll ows : 1. DEFINITIONS AND INTERPRETATION: In this Lease Deed (including the Recitals, Schedules and Annexures) unless the context otherwise requires or unless otherwise expressly provided: a. "Business" shall mean the business of the Lessee of providing holistic Data centers / solar power installation unit. b. "Date of Handover" shall be 5 months from phase 1. for installation of solar panels c. "Lease Commencement date" shall mean [ 12 months from phase 1] or the date of signing of the Lease Deed by both Parties, whichever is later. d. "Lease Period" shall mean the tenn of 1o+1o+10 [Thirty] years commencing from the Rent Commencement Date, e. Rent of Rs:40 , 000/ - [forty one thousand rupees] per acre . f. "Lock - in" shall be for 10 [ten] years from the date of Rent Commencement. g. "Rent Commencement Date" shall mean 12 months from phase 1. h. "Rent Free period for installation of so l ar panels" shall mean 12 months [TWELE] of the date of handover and positioning for installing the Solar panels . The Lessee shall carry out the installation of sol : ೦ : ls during the Rent Free/Fit - out R'io i . e . 12 months from the ೦ Page2o.f16 V

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date of handover till the Rent Commencement Date [12 months from phase 1]. During such time no rent shall be payable by the Lessee to the Lessor.

i. "Schedule Property" shall have the meaning ascribed to in Annexure A.

j. "Payment of Levies" shall mean that All outgoings, i.e. past, present and future, Levies pertaining to the land, shall be paid by the Lessor. If any new Levy becomes applicable, then the Lessor shall solely be liable to pay. The Monthly Rent shall be exclusive of electricity, generator maintenance charges and water charges, which the Lessee must pay along with the GST on Rent amount to the authority.

2. Lease Term

2.1 The Lessor, in consideration of Monthly Rent (defined Later), hereby lease the Premises, as defined in detailed in **Annexure B**, attached hereto, to the Lessee with all the attached rights of common passage, way, air and easement for a period of 30 [10+10+10] years.

2.2 The Parties based on their mutual discussion and on mutually agreed terms may extend this Lease Term for a further period as per the terms to be agreed i.e.,[10+10]year.

3. Monthly Rent

3.1 During the Lease Term, the Lessee shall pay the lease rent on quarterly basis **("Quarterly Rent")** to the Lessor in consideration of lease of Land. The amount of quarterly Rent for each period under the Lease Agreement shall be as per "**Annexure-B**, attached hereto".

3.2 The Lessee shall also pay the applicable taxes on the quarterly Rent to the Lessor. quarterly Rent for said Land shall be paid by the Lessee to the Lessor in advance on or before the 10th day of every calendar month. The Quarterly Rent shall start from expiration, i.e. after [12] Fifteen months or production of Solar Power or whichever is earlier from the Effective which is also a Rent-Free Period ("**Instalation of solar panels & operation of the same Lease Commencement Date**").

3.3 The Parties agree that there shall be a [3] % increase in quarterly Rent after completion over the last quarterly Rent paid.

3.4 The quarterly Rent payable by the Lessee to the Lessor shall be subject to deduction of applicable taxes [TDS] at source and other statutory deductions and appropriate certificates for such deductions shall be provided by the Lessee to Lessor within the period prescribed under the Applicable Law.

3.5 The quarterly Rent and other amounts payable by the Lessee to the Lessor under this Lease Agreement shall be paid by cheque/demand draft/RTGS in favor of the Lessor.

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Nala Converssion Cbages That the total land area of 41 acres (equivalent to 165 , 921.11 square meters) is subject to BASE Land value I.e Considered @ S,00 , 000 per acres. this lend is falls under GHMC LIMITES . the charges for Nala conversion shall be 1 . 5 % of 1 squire meters i.e 307 , 000 of hole 41 Acre, which shall pure government fee the Incidental charges shall be extra at actual. (subject to authorities approval ) 4. Miscellaneous Payments of the Land 1. All outgoings, i . e . past, present and future, such as incidences of ground rent , conversion charges, land taxes, local levies, property tax , assessment, cesses or statutory dues , any other taxes and penalties pertaining to the Land, shall be paid by the Lessor, as applicable . If any new payment with respect to the Land becomes applicable after the Effective Date then the Lessor shall solely be liable to pay such payment with regards to the tenancy Land . 2. The quarterly Rent shall be exclusive of electricity and water charges for consumption of electricity and water in the Premises which the Lessee shall be responsible to pay promptly every month without default to the concerned agencies upon receipt of the bills . The Lessor shall be liable towards the pa y ment of the water and electricity charges / penalties for the period prior to the Effective Date . 4. Improvements/ Alteration 1. The Lessee shall be allowed to install solar panels / any other utilization of the related land parcel, at its own cost , with the consent of Lessor to meet the busines s needs and such consents will not be unreasonably withheld . However, if any land usage is required to be made in compliance of directions of any Government Authority , cost of such changes shall be borne by the Lessor . 2. The Lessee shall be entitled to furnish the Land parcel with necessary , signboards and other apparatus which are required for operating lessee's business from the Land . 4. Nature of use and Enjoyment 1. The Lessee shall use the Premises or parts thereof only for setting up and operating lessee's business 2. The Lessee shall obtain at its cost all the necessary licenses, p e rmits and sanctions , as per applicable laws , rules and regulations for operating lessee ' s busines s . The Lessor shall provide necessary support by way of docwnents , signatures and/or personal visits for obtaining such licenses , permits and sanctions within a period of thirty (30) days from the date of intimation thereof by the Lessee to the Lessor . The Lessor shall obtain all necessary licenses and permission required for commercial use of the property and for leasing the structure to ೦ see for its business us . ೦ , - ೦ . ೦ . Page 4 of16 H , v . . . . 4 ., . - a ,. i _ ._ ೦ , ೦ .

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7. Representation and Warranties 1. Lessee hereby represents and warrants to the Lessor that : a) lt has full power and authority to enter into this Lease Agreement, and this Lease Agreement when executed and delivered by the Lessee, will constitute a valid and legally binding obligations of the Lessee ; and b) It has obtained all requisite corporate and regulatory consents, approvals, permissions required by it to enter into and perform this Lease Agreement and that the execution and performance of this Lease Agreement does and shall not contravene or violate any Applicable Law . 2. The Lessor hereby represents and warrants to Lessee that : a) It has the power and authority to execute this Lease Agreement and perform and observe all its terms ; b) On execution, this Lease Agreement constitutes the valid and legall y binding obligation of Lessor enforceable in accordance with its terms and conditions ; c) The Lessor has a good, clear, absolute, unrestricted, free from all encumbrances, charges, claims, and marketable title and ownership rights to the Premises ; d) It is not bound by any contract, arrangement or understanding (written or unwritten) which may restrict his/her right or ability to enter into or perform this Lease Agreement ; e) It does not require any prior consent from any third party including but not limited to Government Authority, court or any judicial or administrative department in the nature of any pending litigation, enquiry, etc . to execute and perform this Lease Agreement ; f) Lessor is in compliance with all applicable laws, rules and regulations, etc . in relation to development, construction and use of the Premises ; g) Lessor shall ensure not to enter any such contract/ activity which may cause restriction/harm to the business of the lessee . For example, leasing adjacent premise to les see's competitors or to any business which may cause inconvenience to patient s under lessee's care . 8. Covenants and Obligations of the Lessor 1. The Lessor covenants with the Lessee as follows : a) The Lessor covenants that the Lessee shall have quiet, peaceful, unfettered access, possession and enjoyment of the Premises . b) The Lessor shall ensure that the Lessee's customers, employees, authorized representatives , business associates and visitors shall have absolute, unrestricted, unfettered and unconditional access, use and enjoyment of the Premises at all times 24 (twenty - four) hours a day, 7 (seven) days a week and 365 (three sixty - five) days in a year . c) The Lessor shall allow Lessee to install signage / identity / brand / display boards of its business along with the other consultants performing services from the Premises, at the front and road - side facade of the Premises without any additional co: ೦ ; the Lessee by the Lessor. ೦ statutory pe • si s I ೦ / Page 5 of 16 r ೦ I \ \ - - - -

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approvals / sanctions, if required, shall be obtained by the Lessee at its own cost with the help of the Lessor.

d) The Lessor shall assist and cooperate with the Lessee in relation to exercise of Lessee's rights under this Lease Agreement including procurement of any government approval, if required, by the Lessee for the business.

e) If, at any given point in time, the Lessee is unable to secure any certification from the governmental authorities due to lack of permissions on the property or because of any other deficiency on the part of the Lessor, this Lease Deed shall stand void and the Lessor shall refund the entire amount paid by the Lessee within 30 days.

f) Any restriction/regulation by the Government Authority on the use of the Land by any person shall immediately be brought to the notice of the Lessee so as to enable the Lessee to make alternative arrangements.

9. Covenants and Obligations of the Lessee

9.1 The Lessee covenants with the Lessor as follows:

a) The Lessee shall use the Premises as per purpose of use provided hereunder in this Lease Agreement.

b) The Lessee shall, without default, pay electricity and water consumption charges as per the actual consumption from the Effective Date and on the basis of the bills received from the concerned agencies for the said period.

c) The Lessee shall always observe and perform all the terms and conditions, covenants and provisions on which the Premises is given on lease.

d) Upon the expiry or earlier termination of the Lease Term, the Lessee shall, as per the provisions of this Lease Agreement, peacefully hand over the physical possession of the Land subject to reasonable wear and tear.

10. Protection of the Lessee's Leaseholds in case of sale

10.1 During the Term, if Lessor decides to sell the Land or any portion thereof ("Sale Property"), the Lessor shall ensure that prior to the transfer of the Sale Property,an FRR [first right to refusal] to the lessee for the period of 30 days working days to decide, if the lessee says no then the lessor has full rights offered to prospective buyer, the proposed buyer has executed and lodged with Lessee an undertaking accepting the leasehold right of Lessee on the Sale Property for the unexpired period of this Lease Agreement and given his consent for compliance of all the terms and conditions of this Lease Agreement. The Lessor shall also ensure before the transfer of the Sale Property that the buyer agrees to execute a fresh lease deed with the Lessor on the same terms as mentioned in this Lease Agreement.

MyRxWallet Prama Pvt. Ltd. Hyderabad

S. Suresh

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11. Indemnities 1. The Lessor hereby agrees and undertakes to indemnify and hold harmless the Lessee, its directors , official s , representative s, employee s and agents from and against all demands, claims, actions or causes of actions, losses, damages , liabilities , penalties, interest , costs , reasonable attorneys' fees and expenses (including costs and expenses incurred in prosecuting actions for indemnification) (Collectively referred as 'Losses' ), actually incurred or actually suffered by Lessee , its directors, officials, representatives, employees and agents due to the following : a) any willful misrepresentation or breach of any representation or warranty , or agreement, covenant or obligations on the part of Lessor under or pursuant to this Lease Agreement . b) Any third - party claim which is in relation to the Land . 112 If at any given point in time, the governmental norms require the property to have NOC from authorities or any other similar or relevant certification , the Lessor shall at his own cost procure the licenses/certification . In any case, if the Lessor fails to procure the License/Certification, the Lessee shall obtain the necessary License / Certification and the costs shall be adjusted/recovered by the Lessee from the Lessor against the monthly Rent payable (prior intimation shall be provided to the Lessor) . 11 . 3 The Lessee hereby agrees and undertakes to indemnify and hold harmless the Lessor, from and against all Losses actually incurred or actually suffered by the Lessor due to the following ; a) any willful misrepresentation or willful breach of any representation or warranty, or agreement , covenant or obligations on the part of the Lessee under or pursuant to this Lease Agreement . b) Any third - party claim which may arise due to the violation of this Lease Agreement and violation of Applicable Laws in relation to the operations of the Land . 12. Termination 1. This Lease Agreement between the Parties shall be for Term commencing from [ 12 months from phase 1 ] and shall stand terminated unless renewed as per this Lease Agreement . On such completion of the Lease Term , the Lessee shall give peaceful possession of the Premises to the Lessor on " as is where is" basis subject to normal wear and tear and shall remove all the equipment/movable assets installed by it in the Premises at their own cost . 2. However , this Lease Agreement can be terminated prior to this period of [ 10 ] years ೦ per fue prov : i s given herein below : ೦ 1 1 ೦ Page 7 0116 V s.s

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a) If the Lessor commits a material breach and/ or misrepresentation of any of his obligations provided under this Lease Agreement which remains uncured (in case such breach is capable of being cured) for a period of 30 (thirty) days from the date of notice given by Lessee for cure of such breach, Lessee may at its discretion, terminate this Lease Agreement by giving 30 (thirty) days' written notice to Lessor . On such termination, Lessee shall take the possession of all the equipment/moveable assets owned by it and installed in the Land . b) During the Lease Term, if there is any defect in the title of the Land and / or if any objections and / or claims / objections are received by the Lessee , the Lessee shall inform the Lessor of such defect in the title of the Land and / or any objection / claims received and the Lessor shall within a period of 30 (thirty) days from the date of receipt of the letter of the Lessee rectify any defects and I or settle all objections / claims with regards to the Land . If the Lessor fails to settle any claims / objections received with regard to the Land, then notwithstanding anything contained in this Lease Agreement, the Lessee shall have the option to forthwith terminate the Lease Agreement . The Lessee shall remove all the movable assets from the Land and shall be entitled to receive compensation from the Lessor at the time of vacation of the Land . c) If at any time after the Lease Rent becomes due and payable to the Lessors , the same or any part thereof is in arrears and remains, unpaid by the Lessee for a period of three (3) consecutive months, the Lessors may give 90 (Ninety) days' prior notice in writing (the "Eviction Notice") calling upon the Lessee to pay such outstanding amounts or vacate the Schedule Property with immediate effect within ninety (90) days from the date of such Eviction - Notice . Despite the receipt of such Eviction Notice, if the Lessee fails or neglects to pay, the Lease Rent after the expiry of the said ninety (90) days ; the Lessee shall deliver the peaceful and, vacant possession of the Schedule Property to the Lessors . 12 . 3 The Lessee may terminate this Lease Agreement post lock in for its convenience by giving ( 90 ] days prior written notice to the Lessor . The Lessee shall vacate the Land and will take the possession of the equipment/movable assets belonging to the Lessee and installed in the Land . 12 . 4 Notwithstandinganything contained in this Lease Agreement , on occurrence and/or continuation of a Force Measure Event which shall include but not limit to any event outside the reasonable control of a Party including, any physical natural disaster or any other act of God , riot, war, invasion, act of foreign enemies, acts of terrorism, rebellion, insurrection of military or usurped power, pandemic, epidemic, ೦ - Page8of16 ೦

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COVID - 19 restrictions, compulsory acquisition by any governmental or competent authority, acts of the governmental or competent authority including non - issuance of approvaV consent for operating business, change in the legaV regulatory regime, an which in any manner affects the Lessee's enjoyment of its rights, temporarily or otherwise, or if the Land is damaged or destroyed to such an extent so as to become unfit, temporarily or otherwise for the business use of the Lessee for a continuous period of 30 (thirty) days then the Parties may upon mutual discussion renegotiate the terms of this Lease Agreement including the Monthly Rent . Further, if such a Force Measure Event continues beyond 45 [Forty - Five] days, the Lessee may forthwith terminate this Lease Agreement and take the possession of aU the equipment/moveable assets belonging to the Lessee and installed in the Land . 13. Sub - Letting/Assignment 1. The Lessee shall be entitled to assign the lease, or transfer/assign the same to any of its group companies/ subsidiaries or companies which are relevant to its business purposes or to any other company provided however that the terms and conditions agreed upon by the Lessee herein shall apply mutates to the intending lessee ; Provided further that any such sub - letting or assignment shall not be inconsistent with or constitute a breach of the provisions of this Lease Deed . However, the Lessee continues to be responsible to all the obligations of this Lease Deed . If any subletting to third parties, the Lessee shall take prior written permission from the Lessors 14. Lease Agreement Registration 1. This Lease Agreement shall be registered with the appropriate authority in Sub Registrar Hyderabad. The cost of the registration including stamp duty shall be borne by the Lessee. 15. Consultancy & Advisory Services I. Appointment of Advisor : The Lessee and Lessor hereby acknowledge and confirm that Raghavendra Verita Spaces UP ("Advisor") has been exclusively appointed as the Real Estate Advisor in respect of the said property for the purposes of this lease transaction. II. Scope of Services: The Advisor shall provide complete real estate advisory and consultancy services, including but not limited to, property identification, evaluation, facilitation of negotiations between the partie s, coordination of documentation, assistance in legal and statutory compliance, and overall facilitation of the lease execution process until successful completion. ill. Service Fee: In consideration of the services rendered by the Advisor, the Parties agree that the Advisor shall be entitled to a one - time professional service fee equivalent to thirty (30) days of the monthly lease rental value i.e 16,40000/ - plus applicable GST for the said property . Such fee shall be fayable by the [spe ify ೦ /' ೦ ೦ ೦ , 1. • p .,. < Pa ge 9 of 16 erabad ೦ S - S

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party — Lessor/Lessee/Both, as applicable] within **seven (7)** days of execution of this Agreement to Lease, irrespective of any subsequent termination or modification of this Agreement.

IV. **Acknowledgment**: The Parties expressly acknowledge and agree that the Advisor's role is integral to the completion of this lease transaction, and that the above-stated service fee is fair, reasonable, and payable in full upon the occurrence of the fee trigger event as stated herein.

16. General

16.1 This Lease Agreement shall be governed and enforced according to the laws of the Republic of India. Subject to below given arbitration clause, competent court in Hyderabad shall have exclusive jurisdiction on all disputes arising out of this or in connection with this Lease Agreement.

16.2 All the disputes arising out of or in connection with this Lease Agreement including the termination thereof during the subsistence of this Lease Agreement and any time thereafter shall be settled by the sole arbitrator mutually appointed by both the Parties. The proceedings shall be held in accordance with the Indian Arbitration and Conciliation Act, 1996 and Rules framed thereunder, as amended from time to time. The seat of arbitration shall be at Hyderabad and the proceedings shall be in English language only. The arbitrators' award shall be substantiated in writing which shall be final and binding on both the Parties and enforceable in any competent court of law.

16.3 The content of this Lease Agreement, information related to the Parties and information disclosed by the Parties to each other ("Confidential Information"), before the execution of this Lease Agreement and during the validity of this Lease Agreement, shall remain confidential. The Parties may disclose the Confidential Information to their employees, directors, consultants, agents, auditors, tax and legal advisors and investors on need to know basis. Provisions of this article shall not be applicable on any Confidential Information which is already in public domain or hereafter, through no fault of the Party making such disclosure, becomes public knowledge or is required to be disclosed pursuant to applicable laws, rules and regulations.

16.4 Any notice, consents, claim and other communications (**"Notices"**) to be given hereunder by any Party to the other shall be in writing, in English language and shall be deemed given upon: (i) delivery, if handed personally; or (ii) if sent by mail (certified or registered mail, return receipt requested, postage prepaid) or by an internationally recognized courier service, upon the receipt of the same by the other Party as evident from the tracking report of the courier service; or (iii) if by electronic mail, upon the expiry of 24 (twenty four) hours from transmission. Notices to the Parties shall be sent to their respective addresses first mentioned in this Lease Agreement or any other addresses subsequently notified by them.

16.5 No waiver, relaxation, or inaction by any Party at any time to require performance of any of the provisions of this Lease Agreement shall in any way affect, diminish

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MyRaWallet Prana Pvt. Ltd. Hyderabad

S.SO

, or prejudice the right of such Party to require performance of that provision . Any waiver or acquiescence by any Party of any breach of any of the provisions of this Lease Agreement shall not be construed as a waiver or acquiescence of any right under or arising out of this Lease Agreement or of the subsequ . ent breach and shall not be deemed a continuous waiver unless it is specifically mentioned in the waiver . 6. If any provision of this Lease Agreement is determined to be invalid or unenforceable under the Applicable Law , in whole or in part, such invalidity or unenforceability shall attach only to such provision or part of such provision and the remaining part of such provision and all other provisions of this Lease Agreement shall continue to remain in full force and effect . In such event , the Parties undertake to endeavour in good faith to replace the invalid, illegal or unenforceable provision by a valid, legal and enforceable provision which contains, as nearly as possible, the rights and obligations contained in the provision to be replaced . 7. No variation including any amendment, supplement, deletion or replacement of this Lease Agreement (or of any of the docu . ments referred to in this Lease Agreement) shall be valid unless it is made by an instrument in writing and signed by each Party . 16 . 8 In no event will either Party be liable to the other for any delay or failure to perform its obligations hereunder (including payment obligations), which delay or failure to perform is due to causes a Force Measure Event . In every case, the delay or failure to perform mu . st be beyond the control and without the fault or negligence of the Party claiming excusable delay or waiver. 16.9 Save as otherwise expressly provided in this Lease Agreement, any Person who is : ೦ = : ೦೦ r ;e Agreement shall n ೦ ave any rights to enforce any term of ೦ /' 1 Pagell of16

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SCHEDULE OF PROPERTY All the land admeasuring 41 Acres in total bearing survey no ' s detailed , situated SY . NO : 325 , 326 , 327 , 328 & 329 admeasuring 41 acres (out of 59 . 27 acres) as a land parcel situated at Village Kallakal ,Mandal Manoharabad, Division Toopran, District Medak,State Telangana . Pin - 502110 . EAST BY WEST BY NORTH BY SOUTH BY IN WITNESS whereof this Lease Agreement bas been executed by the Parties on the date and place first above written . LESSOR Witness: . I Smt. A tha Raj Kumar lttaboieoa LESSOR LESSEE 2 . SURESHS Witness: Page 12 of16

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Annexure - B Rent Payable (Break - Up) Rent shall be payable by the Lessee to the Lessor at Quarterly : Rent Calculation is as follows: 40,000 X 41 acres= INR 16,40,000/ per month. Quarterly i.e. - 49,20,000/ - [rupees Forty nine lakh Twenty thousand only per quarterly) from the rent commencement date Rent shall be Payable to the Lessor in the Bank Account Details as mentioned below: Bank Name Account Name Account Number - IFSC Branch Address Page13 of 16

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Area Land Map Page 14 of 16

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- - - - • - c . . - .. . - _, · - - - - ,....... - .. - - . . _ . . f.illll'! -- - s E w SLNO Parucu"9rs Sy . NO 01 325 02 ೦ 6 03 327 - 328 14 - 33 04 13 - 11 329 05 12 - 05 330 06 - 27 Page 15 of16

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Purpose ACR - GTS Sy .No Particulars S.No Lease 17 - 28 325 1 Lease 11 - 06 326 2 Lease 10 - 24 327 3 Lease 14 - 33 328 4 Lease 13 - 11 329 5 Below are the details the Land owner with Survey numbers & land extent: The Indjvidual Landowner Smt. Architba Raj Kumar Ittaboiena to act as their lawful representative for the purposes of this Agreement to Lease. Note: The total extent of the land measures Acres 69 . 27 (Sixty - Nine Acres and Twenty - Seven Guntas), which is the absolute property of Smt . Architha Raj Kumar Ittaboiena . Out of the sa id total extent, an extent of Acres 59 . 27 (Fifty Nine Acres Twenty Seven Gunta) comprised in Survey No . 325 , 326 , 327 , 328 & 329 . Out of which only, From the said extent, an area of Acres 41 (Ten Acresonl ೦ ೦ eed for Lease unde ೦ i s A gre e m e n h - t - l . . L ೦೦೦ - - 1 Page 16 of16

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